Exhibit 10.6

1. CONTRACTING PARTIES

This contract is made by and between the undersigned.

1.1

The private company with limited liability,
the Royal Lankhorst Euronete group bv,
whose registered office is situated in Sneek, represented by its
Chairman of the Board of Supervisors, Mr. L.F.M. Dahlhaus
in the present matter also representing the general meeting of shareholders of the Royal Lankhorst Euronete group bv, whose registered office is situated in Sneek, and acting on behalf of the lastmentioned company, further referred to as ‘Lankhorst’,

and
1.2
José L. G. Gramaxo, who resides at:
Rua Azevedo Coutinho -211
4100 Porto, Portugal,
further referred to as ‘Gramaxo’.

2. PREAMBULE
provides that whereas
at its ordinary meeting of shareholders held on May 28, 2004, the shareholders in general meeting of the private limited liability company appointed Mr. Gramaxo as President in compliance with the Articles of Association, which appointment Mr. Gramaxo accepts;
the parties wish to record the terms and conditions of this contract of employment in writing as set down below;
Now, therefore, the parties agree as follows.
3. APPOINTMENT AND SALARY
3.1
Mr. Gramaxo is appointed as an authorized director of Lankhorst as of May 28, 2004, for a fixed salary of EURO 200.000 per annum. The annual salary will be paid out in equal monthly installments.
3.2

The Board of Supervisors may resolve to review the fixed salary.
4. PROFIT SHARING

4.1
A profit sharing plan will be drawn up in a separate agreement.

5. TERM OF THE CONTRACT OF EMPLOYMENT
5.1
The contract of employment is entered into for an indefinite period and will terminate by operation of law not later than on the date on which Mr. Gramaxo turns 65 years.
6. NOTICE
6.1
Either party may give written notice terminating the present contract of employment as of the end of each month, on the understanding that the company shall give at least twelve months’ notice and Mr. Gramaxo at least six months’ notice.
7. RIGHTS AND DUTIES
7.1
All the powers and commercial policy of the company, with the exception of the powers described in the company’s Articles of Association which are reserved for the shareholders in general meeting and for the Board of Supervisors, have been delegated to Mr. Gramaxo.
Mr. Gramaxo shall serve the company duly and faithfully and do his utmost to promote and expand its interests.
8. HOLIDAYS
8.1
Mr. Gramaxo shall be entitled to a maximum of 30 days holiday per year on full pay.
9. ADDITIONAL FUNCTIONS
9.1
Mr. Gramaxo will inform the Board of Supervisors in good time of additional functions or his proposed acceptance thereof (whether incidental of more permanent). If and to the extent additional functions could prejudice the company’s interests, the Board of Supervisors may prohibit the employee from undertaking such additional functions or make this conditional on compliance with certain conditions.
10. CAR COSTS
10.1
The company will provide Mr. Gramaxo with a company car. All the costs connected with the use of this car shall be for the company’s account. Mr. Gramaxo may also use this car for private purposes. All the costs connected with the provate use shall also be for the company’s account. On termination of the contract of employment, irrespective of the way in which this is effected, Mr. Gramaxo must return the car to the company at the latter’s initial request.
11. PENSION ENTITLEMENTS
11.1
The company will take out a pension insurance on the terms and conditions specified in the copy of the pension letter from the company to Mr. Gramaxo.

12. SOCIAL SECURITY INSURANCE
12.1
Mr. Gramaxo is entitled to participate in all other social security schemes which are available for the employees of the group.
13. LIABILITY INSURANCE
13.1
The company undertakes to take out insurance covering the liability of executive and non-executive directors in favour of Mr. Gramaxo. The company will pay the premiums stipulated by the insurer for the above insurance regularly on the due dates for as long as Mr. Gramaxo remains in the company’s employ.
14. INDEMNIFICATION
14.1
If Lankhorst or Mr. Gramaxo terminates or gives notice of termination of the contract of employment prematurely for any reason whatsoever. other than by means of summary termination for substantial reason in the meaning of the law, notice of which was given simultaneously to the party concerned, Mr. Gramaxo can claim compensation from the company in the manner described below.
The term ‘termination’ referred to in the preceding sentence shall not be deemed to include termination of the contract of employment by operation of law on reaching the age of 65, but shall include a court ordered dissolution for substantial reason in the meaning of section 7:685 in conjunction with section 2:241 of the NCC at the request of the company, or at the request of Mr. Gramaxo if the dissolution was ordered on the grounds of altered circumstances as stipulated in section 7:685 (2) of the NCC. The term ‘altered circumstances’ shall also be deemed to include a situation in which there is no or no longer suitable work for Mr. Gramaxo.
The compensation described below shall also be payable if the contract of employment is terminated prematurely on the company’s initiative, and if Mr. Gramaxo cannot be held responsible for the cause of termination, for example in the case of the company’s liquidation, merger, take-over, the alienation of its shares, a fundamental change in the company’s policies or changes in its control.
On the grounds of the aforementioned premature termination/notice of termination or dissolution of the contract of employment, the company will be required to pay Mr. Gramaxo a gross sum equivalent to two times his most recent gross annual income by way of compensation, without prejudice to the fringe benefits to be specified.
14.2
The company will pay Mr. Gramaxo the compensation referred to above, without notice of default being required, as a lump sum or via entitlement to periodic payments, such at the discretion of Mr. Gramaxo.

14.3
In this connection, the term ‘income’ shall be deemed to be the annual salary stipulated in clause 3.1, the bonus awarded as referred to in clause 4.1, based on the average total bonuses paid out in the past three years.

15. RESTRAINT-OF-TRADE CLAUSE
15.1
Unless he has a written dispensation from Lankhorst, Mr. Gramaxo may not be in any way employed or directly or indirectly involved in the sector of industry in which companies belonging to Lankhorst operate at the time the contract of employment is terminated within twelve months of termination of the contract of employment.
15.2
In the event of a breach of the above prohibition, Mr. Gramaxo shall, contrary to section 7:650 (3) and (5) of the NCC, forfeit an immediately payable penalty of EURO 5.000 in favour of the company for every day that Mr. Gramaxo is in breach hereof, or full compensation, such at the company’s discretion. The company shall notify the director in writing of its awareness of the breach of this prohibition within 30 days of becoming aware thereof or being able in reason to become aware thereof. If the company fails to send this notice within this period, the penalty shall be canceled in respect of this alleged breach until the date on which Mr. Gramaxo is yet notified in writing.
16. CONFIDENTIALITY CLAUSE
16.1
Mr. Gramaxo undertakes. both during and after the termination of the contract of employment. to observe complete confidentiality vis-a-vis any third parties concerning information relating to the machinery, inventions, patents, drawings, contracts, organization, suppliers, customers and, furthermore, in respect of all other details concerning the operations in the widest sense of the word, of the company or any enterprise constituting a part of the company’s business activities, irrespective of its legal form, the confidential nature of which he can be deemed to have been aware of. Mr. Gramaxo shall also take all reasonable steps to ensure that persons who are not acquainted with this confidential information are not given the opportunity to become acquainted therewith.
16.2
On termination of the contract of employment, Mr. Gramaxo must return to the company without delay company property as well as correspondence, notes, drawings etc. relating to company business.
16.3
Contrary to the provisions of section 7:650 (3) and 7:650 (5) of the NCC, Mr. Gramaxo will forfeit a penalty equivalent to his gross monthly salary for three months if he breaches the provisions of subclauses 1 and 2 above as well as a penalty of EURO 5.000 for every day on which such a breach continues after Mr. Gramaxo has been notified of such breach by registered letter, without prejudice to the company’s right to claim compensation for the losses it has actually incurred instead of a penalty.
17. PATENTS
17.1
Title in the patents ensuing from inventions made by Mr. Gramaxo in the course of the contract of employment and within twelve months of the termination thereof relating to the field in which the company is active shall be vested in the company both in the Netherlands and beyond its borders.

17.2
If requested to do so, Mr. Gramaxo shall provide all information and complete any formalities which are necessary to enable the company to apply for and acquire the patents referred to in subclause 1 above in the company’s own name.
18. AMENDMENTS
18.1
The present contract sets out all the agreements made by and between the parties and shall supersede all previous agreements made by and between the parties on this subject.
18.2

Additions and amendments to the present contract may only be made in documents signed by all parties.
19. DISPUTES
Any and all disputes that may arise from the present contract or from any follow-on contracts issuing therefrom shall be submitted to the court having jurisdiction in the Netherlands.
This contract shall be governed by the laws of the Netherlands.
Signed at Sneek 28-5-2004

/s/ José L. G. Gramaxo	/s/ L.F.M. Dahlhaus
José L. G. Gramaxo, Senior Vice President and Chief Commercial Officer	Luc F. M. Dahlhaus, Chairman Supervisory Board